BANK OF AMERICA

June 27, 1995
                                                Agency Management Services
Rio Properties, Inc.
3700 West Flamingo Road
Las Vegas, Nevada 89103
Attention:  Harlan Braaten
      Chief Financial Officer
          and Treasurer

          Re: Credit Agreement dated as of July 15, 1993, as amended

Gentlemen:

          We refer to the Credit Agreement dated as of July 15, 1993, as ammended, (the "Credit Agreement") among Rio Properties, Inc. (The "Company"), the banks parties thereto (the "Banks"), and Bank of America National Trust and Savings Association, as agent (the "Agent"). Capitalized terms not otherwise defined herein shall have the meanings specified in the Credit Agreement.

          This will confirm that the Agent and the Banks have consented to amending the Credit Agreement on the terms and conditions outlined in the term sheet dated June 16, 1995. In addition, the Majority Banks have consented to the Company guarantying, on a subordinated basis, the Senior Subordinated Notes Due 2005 to be issued by Rio Hotel and Casino, Inc., and to the Company upstreaming, on a subordinated basis, cash to Rio Hotel and Casino, Inc. to make interest payments on such Notes, in each case subject to documentation.

          Although all Banks consented to the increase in the Aggregate Revolving Commitment, not all Banks agreed to participate in such increase. Accordingly, BofA committed to increase its Revolving Commitment in excess of its Commitment Percentage of such increase to make up the difference (the "Excess Revolving Commitment"). The Company agrees to pay to BofA a fee of 1.50% on any portion of its Excess Revolving Commitment that it continues to hold on July 14, 1995, which fee shall be payable on such date.

          Of course, the Agents and the Banks' consent to the foregoing amendment terms is subject to satisfactory documentation, including without limitation their review and approval of the terms of the subordinated guaranty.

RIO PROPERTIES, INC.
June 27, 1995
Page 2


     If the foregoing accurately sets forth our agreement with respect to the foregoing, please sign and date a copy of this letter where indicated below and return one copy to us.

                         Very truly yours,

                         BANK OF AMERICA NATIONAL TRUST
                         AND SAVINGS ASSOCIATION, as Agent

                         By: /s/ L. Chenevert, Jr.
                             L. Chenevert, Jr.
                              Vice President


AGREED AND ACCEPTED:

RIO PROPERTIES, INC.

By: /s/ Harlan D. Braaten

Date: 6/29/95